SECURITIES AND EXCHANGE COMMISSION


                        Washington, D.C. 20549
                        ----------------------

                               FORM 8-A

           FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                PURSUANT TO SECTION 12(b) OR (g) OF THE
                    SECURITIES EXCHANGE ACT OF 1934


                               WAI, INC.
                               ---------
                 (Name to be changed to ONEOK, Inc.)

        (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)



        OKLAHOMA                                         783-1520922
---------------------------                    ---------------------------
(State of incorporation or                            (I.R.S. Employer
       organization)                                 Identification No.)


100 WEST FIFTH STREET                                   74103-0871
TULSA, OKLAHOMA                                ---------------------------
----------------------                                  (Zip Code)
(Address of principal
executive offices)


   Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so                  Name of each exchange on which
registered                                       class is to be registered
----------------------------                  ------------------------------


COMMON STOCK, PAR VALUE                          NEW YORK STOCK EXCHANGE
$0.01 PER SHARE


   If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]

   If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

      Securities to be registered pursuant to Section 12(g) of the Act:

                                 None


ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

            This Registration Statement on Form 8-A registers the Common Stock, par value $.01 per share (the "Common Stock"), of WAI, Inc., an Oklahoma corporation (the "Company") under the Securities Exchange Act of 1934, as amended. Pursuant to the Agreement, dated as of December 12, 1996, as amended and restated as of May 19, 1997 (the "Agreement"), among ONEOK Inc., a Delaware corporation ("ONEOK"), Western Resources, Inc., a Kansas corporation ("WRI") and the Company:
(A) immediately prior to the effective time of the Merger (as defined below) (the "Merger Effective Time"), WRI will contribute, or will cause to be contributed, certain assets and all of the outstanding capital stock of WRI's direct and indirect wholly-owned subsidiaries, Westar Gas Marketing, Inc. and Mid Continent Market Center, Inc. to the Company, where upon the Company will assume certain liabilities and debt of WRI and (B) ONEOK will merge (the "Merger") with and into the Company, with the Company as the surviving corporation and whereupon the Company's name will be changed to "ONEOK, Inc." Upon consummation of the Merger, the shares of common stock, no par value, of ONEOK (the "ONEOK Common Stock") outstanding as of the Merger effective Time will be converted on a one-for-one basis into shares of the Common Stock. In connection with the transactions described above, WRI will hold 2,996,702 shares of Common Stock and 19,317,584 shares of Series A Convertible Preferred Stock, par value $0.01 per share (the "Series A Convertible Preferred Stock") of the Company. The Series A Convertible Preferred Stock is convertible under certain circumstances into the Common Stock at the rate of one share of Common Stock for each share of Series A Convertible Preferred Stock, subject to adjustment.

          For a description of the Common Stock that would be issued upon conversion of the ONEOK Common Stock in the Merger or upon the conversion of the Series A Convertible Preferred Stock, reference is made to the information under the captions "Description of Capital Stock," "Description of the Preferred Stock" and "Comparative Rights of Holders of ONEOK and New ONEOK Capital Stock" contained in the Proxy Statement/Prospectus of the Company filed with the Securities and Exchange Commission on August 6, 1997 as part of the Company's Registration Statement on Form S-4 (Registration No. 333-27467) (the "Form S-4") and incorporated herein by reference.


Item 2.  Exhibits.

Exhibit No.       Description
-----------       -----------

     1            Specimen Common Stock Certificate of the Company.

     2 Certificate of Incorporation of the Company (filed as Appendix E to the Form S-4), as effective May 16, 1997.

     3 Bylaws of the Company (filed as Exhibit 3.2 to the Form S-4), as effective May 19, 1997.

     4. Form of Shareholder Agreement between Western Resources, Inc. and WAI, Inc. (filed as Appendix B to the Form S-4).

     5. Form of Registration Rights Agreement between WAI, Inc. and Western Resources, Inc. (filed as Exhibit 3.4 to the Form S-4).

                               SIGNATURE

          Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                              WAI, INC.


                              By:  /s/ John K. Rosenberg
                                 ----------------------------------------


Date: November 21, 1997


                             EXHIBIT INDEX

Exhibit No.       Description
-----------       -----------

     1            Specimen Common Stock Certificate of the Company.

     2 Certificate of Incorporation of the Company (filed as Appendix E to the Form S-4), as effective May 16, 1997.

     3 Bylaws of the Company (filed as Exhibit 3.2 to the Form S-4), as effective May 19, 1997.

     4. Form of Shareholder Agreement between Western Resources, Inc. and WAI, Inc. (filed as Appendix B to the Form S-4).

     5. Form of Registration Rights Agreement between WAI, Inc. and Western Resources, Inc. (filed as Exhibit 3.4 to the Form S-4).